[SED INTERNATIONAL LOGO]

NEWS

Contact:	SED International Holdings, Inc. Mark Diamond, Chief Executive Officer 770-491-8962 mdiamond@sedintl.com

SED INTERNATIONAL HOLDINGS, INC.
Appoints Chairman and CEO

Atlanta, Georgia (July 2, 2003) — The Board of Directors has elected a new Chairman of the Board and Chief Executive Officer. Jean Diamond has been appointed Chairman of the Board of Directors of SED International Holdings, Inc. Mrs. Diamond is a co-founder of the Company and has been an integral part of the Company since its inception. She will continue her operational responsibilities in SED International, Inc., as Executive Vice President.

Mark Diamond has been appointed as Chief Executive Officer of SED International Holdings, Inc. Mr. Diamond has been the Company’s President and Chief Operating Officer since November 1998. He is a fifteen-year veteran of the Company and will continue to serve on SED International Holdings, Inc. Board of Directors.

Jean Diamond and Mark Diamond commented, “We are deeply saddened by the loss of Jerry Diamond, the man we love and for the many roles that he participated in our lives. The past few weeks have been emotionally draining for our family, the SED family and ourselves personally. The overwhelming personal and professional support from the Board of Directors, employees, vendors, outside professionals, and customers has been a comfort to us in this difficult moment of our lives.

Although Jerry has physically left us, his vision and dream will carry forward. The Company’s core beliefs, direction, and plans continue to be worked on diligently. Jerry has left us a legacy on which we have the opportunity to build upon. In memory of Jerry, we are dedicated to make the Company a living and vibrant enterprise.”

About SED International Holdings, Inc.

SED International, Inc., celebrating twenty-four years in business, is an international distributor and value-added services provider of computer and wireless technology throughout the United States, the Caribbean, and Latin America. The Company has relationships with more than 14,000 value-added resellers, system builders, e-commerce resellers, dealer-agents, and retailers. SED International serves its customers with more than 3,500 products, fulfillment services, finance options, and e-commerce solutions. The Company operates sales and distribution facilities in the U.S., Argentina, Colombia, and Puerto Rico. More information about SED International, Inc. can be found at www.sedonline.com.

Forward-Looking Statements

Statements in this press release regarding the Company’s business which are not historical facts are “forward-looking statements” that involve a number of risks and uncertainties. The Company cautions that various factors, including the factors described under the caption forward-looking statements in the Company’s annual report on

Form 10-K, could cause actual results to differ materially from the statements contained herein. These factors include the following: business conditions and growth in the personal computer, wireless industry, and general economy; competitive factors including compressed gross profit margins; inventory risks due to shifts in market demand; product availability; changes in product mix; reliance on key vendors or customers; labor strikes; fluctuations in foreign currency exchange rates; income tax legislation; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.